QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
COORSTEK, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Excerpts from CoorsTek Employee Newsletter Dated March 13, 2003

What You Need to Know About the Stockholder Vote

  1.
  If you own common stock in CoorsTek through the ESPP, the 401(k) Plan, shares you have purchased on the open market, stock option exercises or otherwise, you should have received in the mail one or more proxy statements and proxy cards relating to the special meeting of stockholders at which the stockholders will vote upon a merger between CoorsTek and Keystone Acquisition Corp., a wholly owned subsidiary of Keystone Holdings LLC. You may have received more than one set of proxy materials in the mail depending upon where and how you hold your shares of CoorsTek common stock.

  2.
  If you wish to vote on the transaction, you should complete and return ALL proxy cards that have been mailed to you to ensure that all of your shares are voted at the special meeting. You can also vote by phone and via the Internet. (Please follow the instructions on each proxy card.)

  3.
  If you accidentally discarded your proxy card(s), please contact Morrow & Co. at 800-607-0088 for instructions on how to vote your shares.

  4.
  If you did not return your proxy card(s) or contact Morrow & Co. to vote, and you still wish to vote, you may attend the Special Meeting of Stockholders on March 18 at 10 a.m. (Mountain Time) at The American Mountaineering Center, 710 10th Street, in Golden, Colorado. If you have already mailed in your proxy card (or voted via phone or Internet), you do not need to attend the meeting to vote UNLESS you wish to change your vote at the meeting.

  5.
  If you are not a holder of CoorsTek common stock you may not attend the Special Meeting on March 18th. If you are a stockholder and you wish to attend the meeting, you will need to use PTO to attend. It is not necessary for anyone to attend the meeting who has already voted by proxy.

  6.
  If more than 66.67% of the outstanding shares of common stock not owned by Keystone Holdings LLC and its affiliates approve the transaction, CoorsTek will become a private company and our stock will no longer be traded on the Nasdaq Stock Market.

(No Longer) In the Public Eye
Why "Go Private"

        On March 18th, CoorsTek's stockholders will vote whether or not to approve a "going private" transaction involving CoorsTek. One of the most frequently asked questions during this process has been, "Why has Keystone Holdings LLC proposed to take CoorsTek private?"

        The question is best answered by the proponent of the proposal to take the company private, Keystone Holdings (which is an entity comprised of certain Coors family members and various Coors family trusts). Keystone Holdings provided the following reasons on page 30 of the proxy statement relating to the March 18 special meeting:

        "Keystone Holdings has decided to pursue. .. the transaction at this time for several reasons. Keystone Holdings believes that, in light of CoorsTek's small public float and the low trading volume for the shares of common stock, the benefits to CoorsTek of having publicly traded securities have not outweighed the expenses and other requirements imposed on CoorsTek as a result of having publicly traded shares. Without the constraint of the public market's emphasis on quarterly earnings, CoorsTek will have greater flexibility to focus on long-term operating efficiency, market share, and operating cash flow. Keystone Holdings believes that an emphasis on long-term rather than short-term operating efficiency and profitability, including short-term quarter-to-quarter fluctuations in net income and other financial data, could eventually result in greater business and capital market opportunities than would be available to CoorsTek if it remained publicly held. In addition, Keystone Holdings believes that as a privately held entity, CoorsTek will be able to make decisions that may negatively affect quarterly earnings but that may increase the value of CoorsTek's assets or earnings over the long term. In a public company setting, decisions that negatively affect earnings could significantly reduce per share price."

Important Legal Information

        On February 13, 2003, CoorsTek began mailing the proxy materials for its March 18 special stockholders meeting to its stockholders of record as of February 7, 2003. If you are a stockholder and you would like to obtain a free copy of the proxy statement, you may do so by directing your request to CoorsTek, Inc., 16000 Table Mountain Parkway, Golden, Colorado 80403, telephone 303/277-4000, Attention: Investor Relations. You may also obtain a copy of the proxy statement and CoorsTek's other filed documents for free at the Internet web site maintained by the Securities and Exchange Commission at www.sec.gov. CoorsTek stockholders are encouraged to read CoorsTek's proxy statement relating to the special stockholder meeting as it contains important information.

###

QuickLinks

Excerpts from CoorsTek Employee Newsletter Dated March 13, 2003